Exhibit 99.3

Juno Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On May 11, 2015, Juno Therapeutics, Inc. (“Juno” or the “Company”) entered into a Share Purchase Agreement (the “SPA”) pursuant to which the Company acquired all the equity interests in Stage Cell Therapeutics GmbH (“Stage”) that were not already owned by the Company (the “Acquisition”). Prior to the Acquisition, Stage was party to a license and supply agreement with the Company and the Company held an approximate 5% equity stake in Stage. The closing of the Acquisition occurred on May 11, 2015. As a result of the Acquisition, Stage has become a wholly owned subsidiary of the Company and the Company changed the entity’s name to Juno Therapeutics GmbH. Pursuant to the SPA, the Company paid an aggregate of €52.5 million in cash and issued an aggregate of 486,279 shares of the Company’s common stock to the shareholders of Stage and certain holders of equity-based awards in Stage. The Company has also agreed to pay earn out payments of up to an aggregate of €135.0 million in cash based on the achievement of certain technical, clinical, regulatory, and commercial milestones related to novel reagents (€40.0 million), advanced automation technology (€65.0 million), and Stage’s existing clinical pipeline (€30.0 million).

The following unaudited pro forma condensed combined statement of operations (“pro forma statement of operations”) for the year ended December 31, 2014 gives effect to the acquisition of Stage as if it had occurred on January 1, 2014. The following unaudited pro forma condensed combined balance sheet (“pro forma balance sheet”) as of December 31, 2014 gives effect to the acquisition of Stage as if it had occurred on December 31, 2014.

The pro forma adjustments are preliminary and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information (“pro forma financial information”) for illustrative purposes. The actual results reported in periods following the transactions may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements (“pro forma financial statements”) for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, and the impact of potential synergies between the Company and Stage.

As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of the Company and Stage and do not purport to project the future financial condition and results of operations after giving effect to the transactions.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities of Stage based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

The following pro forma financial information is derived from the historical financial statements of the Company contained in its Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 19, 2015 and the financial statements of Stage for the year ended December 31, 2014, prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), which have been filed with the SEC as an exhibit to the Form 8-K/A of which this pro forma information forms a part. This pro forma financial information should be read in conjunction with such historical financial statements and the accompanying notes of the Company and Stage.

Juno Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

(In thousands)

	Juno	Stage	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$355,968	$2,517	$(63,814)	3(iii)	$294,671
Marketable securities	79,672	—	—		79,672
Prepaid expenses and other current assets	3,595	635	—		4,230

Total current assets	439,235	3,152	(63,814)		378,573

Goodwill	—	—	92,145	3(iii), (iv)	92,145
Property and equipment, net	4,018	693	—		4,711
Intangible assets, net	—	919	36,672	3(iii)	37,591
Long-term marketable securities	38,411	—	—		38,411
Other assets	7,499	41	(3,039)	3(i),(ii)	4,501

Total assets	$489,163	$4,805	$61,964		$555,932

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,096	$359	$—		$1,455
Accrued liabilities	14,577	254	—		14,831
Short-term debt	—	36	—		36
Success payment liabilities	84,920	—	—		84,920

Total current liabilities	100,593	649	—		101,242
Contingent consideration	—	—	30,812	3(iii)	30,812
Deferred revenue	—	69	—		69
Deferred tax liabilities	—	213	11,735	3(iv)	11,948
Other long term liabilities	38	146	—		184
Commitments and contingencies
Preferred stock	—	2	(2)	3(iii)	—
Common stock	8	34	15	3(iii)	57
Additional paid-in capital	734,895	4,191	17,925	3(iii)	757,011
Accumulated deficit	(346,281)	(499)	1,479	3(i), (iii)	(345,301)
Accumulated other comprehensive loss	(90)	—	—		(90)

Total stockholders’ equity	388,532	3,728	19,417		411,677

Total liabilities and stockholders’ equity	$489,163	$4,805	$61,964		$555,932

See notes to unaudited pro forma condensed combined financial statements

Juno Therapeutics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(In thousands, except share and per share amounts)

	Juno	Stage	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenue	$—	$2,348	$(504)	4(i)	$1,844
Operating expenses:
Cost of goods sold	—	47	—		47
Research and development	204,511	1,637	(698)	4(i), (ii)	205,450
Selling, general, and administrative	19,529	651	—		20,180
Litigation	8,718	—	—		8,718

Total operating expenses	232,758	2,335	(698)		234,395

Income (loss) from operations	(232,758)	13	194		(232,551)
Interest income	69	9	—		78
Other income (expense)	(10,718)	14	(11)	4(ii)	(10,715)

Income (loss) before taxes	(243,407)	36	183		(243,188)

Income taxes		(13)	—		(13)

Net income (loss)	$(243,407)	$23	$183		$(243,201)

Net loss per share	$(28.83)				$(27.24)

Weighted average common shares outstanding, basic and diluted	8,442,947		486,279		8,929,226

See notes to pro forma condensed combined financial statements

Juno Therapeutics, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of presentation

The accompanying pro forma financial information presents the pro forma results of operations of the Company and Stage on a combined basis based on the historical financial information of each company after giving effect to the Acquisition, related transactions, and pro forma adjustments. The pro forma financial information was prepared in accordance with SEC Regulation S-X Article 11, using the acquisition method of accounting.

Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, requires that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date. In addition, the applicable accounting literature requires that consideration transferred be measured at the closing date of the asset acquisition.

The historical financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are directly attributable to the Acquisition, factually supportable, and with respect to the pro forma statement of operations, expected to have a continuing impact on the results of operations. The fair value measurements used in preparation of this pro forma financial information are subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The preceding pro forma statement of operations for the year ended December 31, 2014 gives effect to the acquisition of Stage as if it had occurred at the beginning of the period presented on January 1, 2014. The preceding pro forma balance sheet as of December 31, 2014 gives effect to the acquisition of Stage as if it had occurred on December 31, 2014.

2.	Preliminary purchase price

The purchase price for the acquisition is as follows:

(1)	€52.5 million in cash plus 486,279 new shares of Company common stock, valued at $22.2 million based on the closing stock price on May 11, 2015 of $45.58 per share, issued upon the closing of the transaction, and

(2)	An amount of up to €135.0 million in cash based on the achievement of certain technical, clinical, regulatory, and commercial milestones related to novel reagents (€40.0 million), advanced automation technology (€65.0 million), and Stage’s existing clinical pipeline (€30.0 million).

Preliminary purchase price allocation

We have allocated the purchase price to the fair value of the Stage assets acquired and liabilities assumed using the exchange rate of 1.2155 Euros to U.S. dollars on December 31, 2014 except for the common stock issued which was calculated as 486,279 shares multiplied by the Juno closing stock price on May 11, 2015 of $45.58 per share. The pro forma purchase price allocation as of December 31, 2014 has been developed based on preliminary estimates of fair value. The elements of the purchase consideration are as follows (in thousands):

Cash paid	$63,814
Common stock issued (A)	22,165
Fair value of contingent consideration	30,812

Total consideration for 95.24% equity	116,791
Fair value of 4.76% initial investment in Stage (B)	4,019

Implied purchase price consideration for 100% equity	$120,810

(A)	Represents the stock consideration in U.S. dollars based on the stock price of $45.58 per share multiplied by 486,279 shares.

(B)	The fair value of the initial investment is calculated as the implied per share fair value of the stock based upon the acquisition purchase price reduced by a lack of control discount associated with the 4.76% holding.

The fair value of the contingent consideration is estimated using a discount rate of 14.6%. The discount rate captures the credit risk associated with the payment of the contingent consideration when earned and due.

The Company has included a control discount in its fair value of the 4.76% equity interest (and thus in its calculation of goodwill) because its pre-acquisition equity holding in Stage did not result in the Company having control of Stage. The control discount is based on the Company’s judgment of an appropriate estimate of the discount a market participant would apply when valuing a non-controlling portion of Stage.

The pro forma purchase price allocation is as follows (in thousands):

Current assets less current liabilities	$2,503
Property and equipment	693
Other assets	41
Assumed long-term liabilities	(428)

Net assets acquired	2,809
Deferred tax liability	(11,735)
Acquired in-process research and development	37,591
Goodwill	92,145

Total consideration transferred	$120,810

The Company calculated goodwill as the excess of the implied purchase price of $120.8 million over the preliminary fair value of the underlying net tangible and identifiable intangible assets of $28.7 million.

The estimated total purchase price using the exchange rate on May 11, 2015 of 1.1142 Euros to U.S. dollars is $112.6 million.

3.	Pro forma balance sheet adjustments

(i)	Adjustment to fair value of the Company’s 4.76% holding in Stage included on the pro forma balance sheet in other assets as a result of the acquisition of the remaining 95.24% of Stage. The implied fair value attributable to 4.76% of Stage has been adjusted by a control discount because the Company did not have decision making power. The control discount was developed by management through reference to similar acquisitions observed in the market place.

(ii)	Adjustment to write-off historical Stage intangible assets that are incorporated within acquired research and development intangibles.

(iii)	Adjustment to record the fair value of the consideration paid by the Company for the acquisition of Stage, which eliminates the equity of Stage, and also accounts for the step up of the intangible assets of Stage. Goodwill is the excess of the purchase price of $120.8 million over the preliminary fair value of the underlying net tangible, identifiable intangible assets, and associated deferred tax liabilities of $28.7 million. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present.

(iv)	The increase to deferred tax liabilities is associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 32%, which represents the effective tax rate which would have been in effect for the year ended December 31, 2014.

4.	Pro forma statement of operations adjustments

(i)	Adjustment to eliminate revenue and expense between Stage and Juno under an existing license and supply agreement.

(ii)	Adjustment to eliminate amortization expense for certain intangible assets originally recorded on Stage’s balance sheet that were subsequently adjusted through purchase accounting. In-process research and development (IPR&D) of $36.7 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects, Juno will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently complete, no amortization of these items is reflected in the unaudited pro forma combined statements of operations.

5.	Historical financial information of Stage

The Stage financial statements presented in the unaudited pro forma condensed combined balance sheet and statement of operations referred to above were translated using an average rate of 1.2910 Euros to U.S. dollars for the year ended December 31, 2014 and a rate of 1.2155 Euros to U.S. dollars at December 31, 2014.

Historical financial information of Stage in U.S. dollars and Euros for the year ended December 31, 2014 is as follows (in thousands):

Stage Cell Therapeutics GmbH

Balance Sheet

As of December 31, 2014

(In thousands)

	Stage (Euro €)	Stage (US $)
Assets
Current assets:
Cash and cash equivalents	€2,071	$2,517
Prepaid expenses and other current assets	523	635

Total current assets	2,594	3,152

Property and equipment, net	570	693
Intangible assets, net	755	919
Other assets	34	41

Total assets	€3,953	$4,805

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	€296	$359
Accrued liabilities	209	254
Short-term debt	30	36

Total current liabilities	535	649
Deferred revenue	57	69
Deferred tax liabilities	175	213
Other long term liabilities	120	146
Commitments and contingencies
Preferred stock	1	2
Common stock	28	34
Additional paid-in capital	3,448	4,191
Accumulated deficit	(411)	(499)

Total stockholders’ equity	3,066	3,728

Total liabilities and stockholders’ equity	€3,953	$4,805

Stage Cell Therapeutics GmbH

Statement of Operations

For the year ended December 31, 2014

(In thousands)

	Stage (Euro €)	Stage (US $)
Revenue	€1,819	$2,348
Operating expenses:
Cost of goods sold	36	47
Research and development	1,268	1,637
Selling, general, and administrative	505	651

Total operating expenses	1,809	2,335

Income from operations	10	13
Interest income	7	9
Other income	10	14

Income before taxes	27	36

Income taxes	(10)	(13)

Net income	€17	$23